Exhibit 10.09

[Essential Innovations Technology Corp. letterhead]


                                February 10, 2003

                              Letter of Agreement

         Re: Agreement Between Mr. Norm Wuschke and Essential Innovations Technology Corp.

The terms previously laid out in the agreement between parties dated April 1, 2002, are set out below:

         1. Mr. Norm Wuschke agrees to loan $30,000 USD to Essential Innovations Technology Corporation at a flat rate of 12% interest to be paid back from EI Tech for a total of $33,600 USD. (NOTE: The 12% interest will be paid back on the principal regardless of the short length of time duration for the payback of the loan)

         2. Essential Innovations Technology Corporation agrees to grant Mr. Norm Wuschke the following Warrant Package to accompany its agreed upon loan: 50,000 Warrants @ $.35 USD/share

In reference to the above terms and as of the date of this Letter of Agreement, Mr. Norm Wuschke, hereby agrees to convert $20,000 USD of the loan made to EI Tech into EITC common shares at the price of $0.25 share. Following this conversion Mr. Norm Wuschke agrees that EITC will now owe him the total sum of $13,600 USD, and he will be issued a share certificate in the amount of 80,000 common shares of Essential Innovations Technology Corp. This is to be a legally binding document.




/s/ Jason McDiarmid                                         /s/ N Wuschke
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Authorized Signatory                                        Authorized Signatory
Essential Innovations Technology Corp.                      Mr. Norm Wuschke

/s/ Steve Wuschke
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Signature of Witness
CFO
Essential Innovations Technology Corp.